GOLF TRAINING SYSTEMS, INC.

            CERTIFICATE OF DESIGNATION OF SERIES B-1 PREFERRED STOCK

     Golf Training Systems, Inc., a Delaware corporation (the "Corporation"), does hereby certify that the Board of Directors of the Corporation, pursuant to authority expressly vested in the Board of Directors by its Certificate of Incorporation and in accordance with the General Corporation Law of Delaware, has adopted the following resolution creating a Series B-1 issue of Preferred
Stock:

     RESOLVED, that eight (8) of the 3,000,000 authorized shares of Preferred Stock of the Corporation shall be designated Series B-1 Preferred Stock, $.01 par value per share, and shall possess the rights, preferences and other terms as set forth below:

     1. Designation and Initial Number. The class of shares of Preferred Stock hereby authorized shall be designated the "Series B-1 Preferred Stock". As used hereinafter, the term "Preferred Stock" without designation shall refer to shares of Series B-1 Preferred Stock. The authorized shares of the Preferred Stock may be issued only in exchange (share-for-share) for the Corporation's Series B Convertible Preferred Stock.

     2. Dividends. The holders of the Series B-1 Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds at the time legally available for payment of dividends by the Corporation, a dividend at a rate equal to $2,500 per share per annum (computed on the basis of a 360-day year, 30-day month) on a cumulative basis from the date of issuance of such shares, which shall be payable quarterly on January 31, April 30, July 31, and October 31, in each year commencing October 31, 1997, before any dividends shall be set apart or paid on any other class or series of capital stock for such period other than the Corporation's Series D Convertible Preferred Stock. Dividends for each calendar quarter commencing prior to January 1, 2000 shall, at the discretion of the Corporation's Board of Directors, be paid in cash or by the issuance of shares of the Corporation's Common Stock, valued for the payment of such dividends at the below defined "Conversion Price" per share.

     The Series B-1 Preferred Stock is subordinate to the Corporation's Series D Convertible Preferred Stock and on a parity with the Corporation's Series C Convertible Preferred Stock with respect to cash payment of dividends.

     If any dividend on the Preferred Stock shall for any reason not be paid (by cash or issuance of shares of the Corporation's Common Stock) at the time such dividend shall become due, then such dividend in arrears shall be paid as soon as payment of same shall be permissible under the provisions of the General Corporation Law of Delaware. Until any dividend in arrears is paid, dividends shall continue to accrue on each share at a rate equal to $3,250 er share per annum on all dividends in arrears commencing 10 days after the dividend payment date until such dividend payments in full are made.

     In the event the Corporation fails to pay any dividend for two consecutive quarters commencing after December 31, 2001, each holder shall have the right, in addition to the redemption rights set forth in, but subject to, the limitations set forth in Section 3 below, to require the Corporation to redeem the Preferred Stock issued to such holder upon at least 30 days' prior written notice to the Corporation by each holder of record of the Preferred Stock to be redeemed by the Corporation, paying a redemption price of $25,000 per share of Preferred Stock, plus all accrued and unpaid dividends thereon, at the date affixed for redemption, in cash, for each share of outstanding Preferred Stock so redeemed.

     For purposes of this Section 2, the date on which the Corporation issued the shares of its Series B Preferred Stock that are exchanged to acquire Series B-1 Preferred Stock shall be deemed to be the "date of issuance" of the shares of Series B-1 Preferred Stock regardless of how many times transfer of such shares of either shall be made on stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such shares (whether by reason of transfers of such shares or for any other reason).

     3. Redemption and Put Option. The Corporation shall redeem all of the outstanding Series B-1 Preferred Stock upon the closing of a public offering of capital stock of the Corporation (exclusive of offerings prior to July 1, 1999, limited to holders of the Corporation's Common Stock or public offerings pursuant to registration statements on Form S-4 or Form S-8), upon at least 30 days' prior written notice to the holders of record of the Preferred Stock to be redeemed, by paying a redemption price of $25,000 per share of Preferred Stock, plus all accrued and unpaid dividends thereon, at the date fixed for redemption, in cash, for each share of outstanding Preferred Stock so redeemed. Prior to the date fixed for redemption, each holder may elect to exercise its conversion rights under Paragraph 5 hereof.

     Each holder, at its option, may require the Corporation to redeem on a cumulative basis up to one-third of the Series B-1 Preferred Stock held by such holder on the third anniversary, up to two-thirds of the Series B-1 Preferred Stock held by such holder (less any such shares redeemed on the third anniversary) on the fourth anniversary, and up to all of the remaining Series B-1 Preferred Stock held by such holder on the fifth anniversary of the date of issuance of the outstanding Series B-1 Preferred Stock so redeemed upon at least 60 days' prior written notice to the Corporation by each holder of record of the Preferred Stock to be redeemed, by the Corporation paying a redemption price of $25,000 per share of Preferred Stock, plus all accrued and unpaid dividends

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thereon,  at the  date  fixed  for  redemption,  in  cash,  for  each  share  of outstanding Preferred Stock so redeemed.

     The redemption rights granted in this Section 3 and elsewhere herein are subject to the limitation that such redemption rights may not be exercised while the Corporation has any Series D Convertible Preferred Stock outstanding or Series C Convertible Preferred Stock outstanding or is subject to any obligation to issue Series D Convertible Preferred Stock or Series C Convertible Preferred Stock.

     4. Liquidation or Dissolution. The Series B-1 Preferred Stock is subordinate in liquidation preference to the Corporation's "Senior Securities" (which Senior Securities are limited to the Corporation's Series D Convertible Preferred Stock). In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the affairs of the Corporation, the holders of the issued and outstanding Series B-1 Preferred Stock shall be entitled to receive for each share of Series B-1 Preferred Stock on a parity basis with the
Corporation's outstanding issue of Series A Preferred Stock and subsequently issued Series C Convertible Preferred Stock (collectively, the "Parity Securities"), before any distribution of the assets of the Corporation shall be made to the holders of any other class or series of capital stock other than the Corporation's Senior Securities, a dollar amount equal to $25,000 per share of Series B-1 Preferred Stock, plus all declared and unpaid dividends thereon to the date fixed for distribution, without interest. If, upon such liquidation, dissolution, or winding-up, the assets of the Corporation that are distributable, as aforesaid, among the holders of the Series B-1 Preferred Stock (after distribution to holders of the Corporation's Senior Securities) shall be insufficient to permit the payment to them of said amount and the amounts due to holders of the Parity Securities, the entire assets (after distribution to holders of the Corporation's Senior Securities) shall be distributed ratably among the holders of the Series B-1 Preferred Stock and the Parity Securities in accordance with their respective liquidation preference amounts. A consolidation or merger of the Corporation, a share exchange, a sale, lease, exchange or transfer of all or substantially all of its assets as an entirety, or any purchase or redemption of stock of the Corporation of any class, shall not be regarded as a "liquidation, dissolution, or winding-up of the affairs of the Corporation" within the meaning of this Section 4.

     5. Voluntary Conversion. The holders of Series B-1 Preferred Stock shall have conversion rights as follows:

     (A) Each holder of Series B-1 Preferred Stock may at any time or from time to time convert such Preferred Stock into the Common Stock of the Corporation, on presentation and surrender to the Corporation of the certificate(s) of the Preferred Stock to be so converted.

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     (B) Each  holder of Series  B-1  Preferred  Stock  shall  have the right to convert such Preferred Stock into Common Stock of the Corporation on and subject to the following terms and conditions:

     (i) Each share of Series B-1 Preferred Stock shall be convertible into that number of shares of Common Stock equal to $25,000 divided by $0.83333 per share of Common Stock (the "Conversion Price"), as may be adjusted as hereinafter provided.

     (ii) In order to voluntarily convert Series B-1 Preferred Stock into Common Stock, the holder thereof shall on any business day surrender at the office of the Corporation, the certificate(s) or certificates representing such shares, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office of the number of said shares which such holder elects to convert pursuant to the form attached hereto as Exhibit A. Series B-1 Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of such surrender for conversion, and the person(s) entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such Common Stock at such time. As promptly as practicable on or after the date of any conversion, the Corporation shall issue and deliver the certificate(s) representing the number of shares of Common Stock issuable upon such conversion (together with cash in lieu of any fraction of a share, as provided in subparagraph (H) hereinbelow), to the person(s) entitled thereto. In the case of the conversion of only a part of the shares of any holder of Series B-1 Preferred Stock, the Corporation shall also issue and deliver to such holder a new certificate of Series B-1 Preferred Stock representing the number of shares of such Series B-1 Preferred Stock not converted by such holder.

     (C) The Conversion Price as hereinabove provided shall be subject to adjustments as follows:

     (i) In case the Corporation shall (a) pay a dividend on its Common Stock in shares of its Common Stock, (b) subdivide its outstanding shares of Common Stock into a greater number of shares, (c) combine its outstanding shares of Common Stock into a lesser number of shares, or (d) issue by reclassification of its shares of Common Stock any shares of its capital stock, the number of shares of Common Stock into which the Series B-1 Preferred Stock is convertible, in effect immediately prior thereto, shall be adjusted so that the holder of a share of Series B-1 Preferred Stock surrendered for conversion after the record date fixing shareholders to be affected by such event shall be entitled to receive, upon conversion, the number of shares of Common Stock, which such holder would have owned or have been entitled to receive after the happening of such event had such share of Series B-1 Preferred Stock been converted immediately prior to the record date in the case of such dividend or the

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effective   date  in  the  case  of  any  such   subdivision,   combination   or
reclassification. An adjustment made pursuant to this subparagraph (C)(i) shall be made whenever any such events shall happen, but shall become effective retroactively after such record date or such effective date, as the case may be, as to shares of Series B-1 Preferred Stock converted between such record date or effective date and the date of happening of any such event.

     (ii) In case the Corporation shall, within 3 years from the date of the closing of the Corporation's private offering of the Series B Convertible
Preferred Stock pursuant to that certain Private Placement Compilation Memorandum dated July 29, 1997 but in no event later than October 29, 2000, (a) issue rights or warrants to all holders of the Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price as in effect from time to time, or (b) issue or sell any shares of Common Stock (or be deemed to have issued any shares of Common Stock as provided herein), without consideration or for consideration per share less than the Conversion Price, then in each case the Conversion Price in effect immediately prior to such issuance automatically and forthwith shall be adjusted or readjusted (to the nearest cent) as follows:

     (a) The Conversion Price shall be  automatically  lowered to the greater of
(i) the price per share which is less than the Conversion Price for the issuance (or deemed issuance) that triggers adjustment of the Conversion Price or
(ii)$0.60 per share (such greater price being referred to herein as the "Adjusted Conversion Price") for that number of shares of Common Stock into which the Series B-1 Preferred Stock is convertible which shall be calculated by multiplying (i) the number of shares of Common Stock into which the Series B-1 Preferred Stock is convertible prior to the foregoing adjustment to the Conversion Price by (ii) a fraction whose numerator is the lesser of (aa) the below described denominator or (bb) the total number of shares of Common Stock sold or deemed to be sold in a subsequent transaction and whose denominator is the number of shares of Common Stock into which the Series B-1 Preferred Stock was originally convertible. The balance of the shares of Common Stock into which the Series B-1 Preferred Stock is convertible shall continue to be subject to the Conversion Price in effect prior to the foregoing adjustment to the Conversion Price.

     (b) In the event  there is any  subsequent  event  under this  subparagraph
(C)(ii) which triggers an adjustment to the Conversion Price as provided herein, the adjustment to the Conversion Price shall first affect those shares of Common Stock of the Corporation to which the Series B-1 Preferred Stock is convertible which have not been subject to adjustment hereunder and any adjustment(s) thereafter shall first affect those shares of Common Stock with the highest Adjusted Conversion Price.


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



     (iii) For the purpose of any adjustment of the number of shares of Common Stock purchasable on the conversion of the Series B-1 Preferred Stock pursuant to this Section 5, the following provisions shall be applicable:

     (a) In the case of the issuance of Common Stock for cash, the consideration received upon such issuance shall be deemed to be the gross amount of cash paid therefor.

     (b) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration received upon such issuance other than cash shall be deemed to be the fair market value thereof.

     (c) In the case of the issuance of Common Stock without consideration, the consideration received upon such issuance shall be deemed to be $0.01 per share.

     (d) In the case of the issuance of (I) options to purchase or rights to subscribe for Common Stock, (II) securities by their terms convertible into or exchangeable for Common Stock or (III) options to purchase or rights to subscribe for such convertible or exchangeable securities:

     (1) the aggregate maximum number of shares of Common Stock deliverable upon the exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby; and

     (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities

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



and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights.

     (iv) All adjustments under this subparagraph (C) shall be made to the nearest cent.

     (D) No adjustment of the Conversion Price shall be made in any of the following cases:

     (i) upon the grant or exercise of stock options hereafter granted, or upon the issuance of shares upon exercise of rights to purchase shares under any employee, officer, or director stock option plans now or hereafter authorized, to the extent that the aggregate of the number of shares which may be purchased under such option plans is less than or equal to 15 percent of the number of shares of Common Stock outstanding on January 1 of the year of the grant;

     (ii) shares of Common Stock issued upon the conversion of this Series B-1 Preferred Stock or any presently outstanding convertible security of the Corporation;

     (iii) shares issued by way of dividend or other distribution on Common Stock excluded from the calculation of the adjustment under this subparagraph
(D) or on Common Stock resulting from any subdivision or combination of Common Stock so excluded;

     (iv) shares issued pursuant to all stock options and warrants outstanding on the date of filing of this instrument in the office of the Secretary of State in accordance with the provisions of the General Corporation Law of Delaware;

     (v) offerings prior to July 1, 1999, of the Corporation's Common Stock that are made exclusively to all holders of the Corporation's Common Stock.

     (E) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall prepare a certificate signed by the chief financial officer of the Corporation setting forth the Adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based. As promptly as practicable, the Corporation shall cause a copy of the certificate referred to in this subparagraph (E) to be mailed to each holder of record of issued and outstanding Series B-1 Preferred Stock at the address of such holder appearing on the Corporation's books.


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



     (F) The Corporation shall pay all taxes that may be payable in respect of the issue or delivery of Common Stock on conversion of Series B-1 Preferred Stock pursuant hereto, but shall not pay any tax which may be payable in respect of any transfer involved in the issue and delivery of the Common Stock in a name other than that in which the Series B-1 Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (G) Upon conversion of any shares of Series B-1 Preferred Stock, the holders of the shares of Series B-1 Preferred Stock so converted shall not be entitled to receive any dividends declared with respect to such shares of Series B-1 Preferred Stock unless such dividends shall have been declared by the Board of Directors and the record date for such dividends shall have been on or before the date such shares shall have been converted. No payment or adjustment shall be made on account of dividends declared and payable to holders of Common Stock of record on a date prior to the date of conversion.

     (H) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Series B-1 Preferred Stock. If more than one share of Series B- 1 Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of such shares so surrendered. If the conversion of any share of Series B-1 Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the current market price of the Common Stock on the day of conversion shall be paid to such holder in cash by the Corporation.

     (I) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized Common Stock, for the purpose of effecting the conversion of the issued and outstanding Series B-1 Preferred Stock, the full number of shares of Common Stock then deliverable in the event and upon the conversion of all of the Preferred Stock then issued and outstanding. All shares of Common Stock which may be issued upon conversion of Series B-1 Preferred Stock shall be fully paid and nonassessable.

     6. Mandatory Conversion.

     (A) The Corporation may, at its option, require all (but not less than all) the shares of Series B-1 Preferred Stock then outstanding to be converted automatically into shares of Common Stock, at the Conversion Rate set forth in
Section 5 hereof, upon the occurrence of any of the following:


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     (i) Upon  conversion  of at least 67  percent  of the  shares of Series B-1
Preferred Stock issued hereunder into shares of Common Stock; or

     (ii) The approval by the holders of the Corporation's Common Stock of the merger or consolidation of the Corporation with an entity over which the holders of the Corporation's Common Stock do not have, collectively, at least seventy-five percent (75%), directly or indirectly, the voting control that they had over the Corporation prior to such transaction.

     (B) All holders of record of shares of Series B-1 Preferred Stock will be given at least ten (10) days prior written notice of the date fixed and the place designated for such mandatory conversion of such shares of Preferred Stock pursuant to the provisions hereof. Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series B-1 Preferred Stock and such holder's address last shown on the Corporation's records. On or before the date fixed for conversion, each holder of shares of Series B-1 Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to the terms hereof. On the date fixed for such mandatory conversion, all rights with respect to the Series B-1 Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series B-1 Preferred Stock has been converted. If so requested by the Corporation, certificates surrendered for such mandatory conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series B-1 Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such mandatory conversion in accordance with the provisions hereof and cash as provided hereinabove with respect to any fraction of a share of Common Stock otherwise issuable upon such mandatory conversion.

     (C) All certificates evidencing shares of Series B-1 Preferred Stock which are required to be surrendered for mandatory conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been returned and canceled and the shares of Series B-1 Preferred Stock represented thereby converted into

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Common  Stock for all  purposes,  notwithstanding  the  failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

     7. Voting Rights. Except as otherwise provided herein or by law, shares of Series B-1 Preferred Stock shall have no right to vote on any matter to be voted on by the stockholders of the Corporation.

     8. Registration Rights. Shares of Series B-1 Preferred Stock shall have no registration rights in connection with federal and state securities laws.

     9. Changes Affecting Preferred Stock. The rights, preferences, privileges and restrictions granted to or imposed upon the Series B-1 Preferred Stock may not be amended, altered or repealed, and no class or series of capital stock or securities convertible into capital stock other than the Corporation's Series D Convertible Preferred Stock and Series C Convertible Preferred Stock shall be authorized which has superior rights to the Preferred Stock as to dividends or distribution of assets upon liquidation, without the consent of the holders of at least 67 percent of the outstanding shares of Series B-1 Preferred Stock.

     10. No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth under the General Corporation Law of Delaware, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Certificate of Incorporation of the Corporation.

     11. General Provisions. In addition to the above provisions with respect to the Series B-1 Preferred Stock, the Corporation will not avoid or seek to avoid the observance or performance of any of the provisions and terms hereunder and will at all times in good faith carry out all of the provisions and terms of this instrument.

     12. Notices. All notices required or permitted to be given by the Corporation with respect to the Series B-1 Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series B-1 Preferred Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for redemption, shall not affect the validity of the

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proceedings for the redemption of any other shares of Preferred Stock.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series B-1 Preferred Stock to be executed and acknowledged by its duly authorized officers as to December 31, 1997.

                                       GOLF TRAINING SYSTEMS, INC.

                                       By: /s/ Daniel A. Gordon
                                       ------------------------
                                       Daniel A. Gordon
                                       Chief Executive Officer

                                       Attest: /s/Thomas B. Adams
                                       --------------------------
                                       Title: Assistant Secretary



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


                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder in order to Convert the Preferred Stock)

     The undersigned hereby irrevocably elects to convert ____________ shares of Series B-1 Preferred Stock, represented by stock certificate No(s). ____________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of GOLF TRAINING SYSTEMS, INC. (the "Corporation") according to the conditions of the Certificate of Designation of Series B-1 Preferred Stock, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto.*

     The undersigned acknowledges that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Series B-1 Preferred Stock must be made, pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act") or pursuant to an exemption from registration under the Act.


                                    Date of Conversion:   ____________________


                                    Applicable Conversion Price: _____________


                                    Number of Shares of
                                    Common Stock to be Issued: _______________


                                    Signature:  ______________________________


                                    Name: ____________________________________


                                     Address: ________________________________

                        --------------------------------

     * No Shares of Common Stock will be issued until the original Series B-1 Preferred Stock Certificate(s) to be converted and the Notice of Conversion are received by the Corporation.


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